                                                                      Exhibit 12
                            McDONALD'S CORPORATION
                     STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars in Millions

                                                     Quarters
                                                 Ended March 31,                   Years Ended December 31,
                                               -------------------    --------------------------------------------------
                                                 1996       1995       1995       1994       1993       1992       1991
                                                 ----       ----       ----       ----       ----       ----       ----
EARNINGS AVAILABLE FOR FIXED CHARGES
- - Income before provision for income taxes       $452.1     $435.1   $2,169.1   $1,886.6   $1,675.7   $1,448.1   $1,299.4

- - Minority interest in operating results of
  majority-owned subsidiaries, including
  fixed charges related to redeemable
  preferred stock, less equity in
  undistributed operating results of
  less-than-50% owned affiliates                    4.0        3.9       19.6        6.6        6.9        5.3        5.1

- - Provision for income taxes of 50% owned
  affiliates included in consolidated income
  before provision for income taxes                22.4       18.6       73.3       34.9       34.2       29.4       34.1

- - Portion of rent charges (after reduction
  for rental income from subleased
  properties) considered to be representative
  of interest factors*                             29.6       24.5      103.8       83.4       71.6       70.1       67.9

- - Interest expense, amortization of debt
  discount and issuance costs, and
  depreciation of capitalized interest*            96.6       91.8      388.8      346.0      358.0      413.8      433.9
                                              ---------------------------------------------------------------------------
                                                 $604.7     $573.9   $2,754.6   $2,357.5   $2,146.4   $1,966.7   $1,840.4
                                              ===========================================================================
FIXED CHARGES
- - Portion of rent charges (after reduction
  for rental income from subleased
  properties) considered to be representative
  of interest factors*                            $29.6      $24.5     $103.8      $83.4      $71.6      $70.1      $67.9

- - Interest expense, amortization of debt
  discount and issuance costs, and fixed
  charges related to redeemable preferred
  stock*                                          100.4       94.3      403.4      343.9      349.3      405.4      425.7

- - Capitalized interest*                             4.5        4.5       22.8       21.0       20.7       20.5       28.5
                                              ---------------------------------------------------------------------------
                                                 $134.5     $123.3     $530.0     $448.3     $441.6     $496.0     $522.1
                                              ===========================================================================
RATIO OF EARNINGS TO FIXED CHARGES                 4.50       4.66       5.20       5.26       4.86       3.96       3.53
                                              ===========================================================================

*Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.